Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Executive Vice President &
Chief Financial Officer
tbevivino@severnbank.com
410.260.2025

Severn Bancorp, Inc. Announces First Quarter Results

ANNAPOLIS, MD (April 13, 2009) — Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the first quarter ended March 31, 2009.
     Net loss for the first quarter was $1.3 million, (unaudited), or $(.18) per share, compared to net income of $2.1 million (unaudited), or $.21 per share for the first quarter of 2008.
    “Our first quarter results reflect the continued impact the current recession has had on our economy and our industry.  As a result, we recorded a $4,533,000 loan loss provision for the first quarter of 2009, compared to $750,000 for the first quarter of 2008. Although the results are disappointing, our excess capital and strong levels of reserves should keep us ahead of future economic challenges.” said Alan J. Hyatt, President and Chief Executive Officer. “We continue to make loans in our community and fully support all efforts to stabilize the nation's economy.  We remain optimistic about the future and feel fortunate that our primary market area is Anne Arundel County, Maryland."

FIRST QUARTER RESULTS, PAGE 2
With approximately $970 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, Executive Vice President and Chief Financial Officer, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss allowance; the effect of changes in interest rates; and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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